Exhibit 4.2

PRESIDIO PROPERTY TRUST, INC.

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the material terms of the Series A common stock (“Series A Common Stock”), Series D preferred stock (“Series D Preferred Stock”) and Series A Common Stock Purchase Warrants to Purchase Shares of Series A Common Stock (“Series A Warrants”) of Presidio Property Trust, Inc. (referred to herein as “we”, “us”, “our” or “our Company”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, our charter, our bylaws, the form of warrant agent agreement related to the Series A Warrants (the “warrant agent agreement”), by and between us and Direct Transfer, LLC, as warrant agent, and applicable provisions of the Maryland General Corporation Law (the “MGCL”). We encourage you to read carefully our charter, our bylaws, the warrant agent agreement and the applicable provisions of the MGCL for a more complete understanding of our Series A Common Stock, Series D Preferred Stock and Series A Warrants. Our charter, our bylaws and the warrant agent agreement are incorporated by reference as exhibits to the Annual Report on Form 10-K to which this exhibit is filed or incorporated by reference.

General

Our charter authorizes us to issue up to 110,001,000 shares of stock, consisting of (i) 109,001,000 shares of common stock, $0.01 par value per share, of which 100,000,000 are classified as shares of Series A Common Stock, 1,000 are classified as shares of Series B Common Stock and 9,000,000 are classified as shares of Series C Common Stock, and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share, of which 1,000,000 are classified as shares of Series D Preferred Stock.  Under Maryland law, a stockholder generally is not liable for a corporation’s debts or obligations solely as a result of his, her or its status as a stockholder.

Common Stock

The shares of Series B Common Stock and Series C Common Stock have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption to the shares of Series A Common Stock, except that the holders of Series B Common Stock are not entitled to receive any portion of Company assets in the event of the Company’s liquidation.  As of the filing of this summary, no shares of Series B Common Stock or Series C Common Stock were issued and outstanding.

Subject to the restrictions on ownership and transfer of our stock discussed below under the caption “Restrictions on Ownership and Transfer” and the voting rights of holders of outstanding shares of any other class or series of our stock, holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, and, except as provided with respect to any other class or series of our stock, the holders of shares of our common stock possess exclusive voting power. Directors are elected by a plurality of the votes cast at the meeting in which directors are being elected. Under our charter, voting for the election of directors will be cumulative if, prior to commencement of the voting, a stockholder gives us notice of his, her or its intention to cumulate votes. If any stockholder gives such a notice, then every stockholder will be entitled to such rights, in which case, each stockholder may cumulate his, her or its total votes and cast all of his, her or its votes for any one or a combination of director nominees. In cumulative voting, the total votes entitled to be cast by a stockholder equals the number of director nominees multiplied by the number of shares of common stock that such stockholder is entitled to vote.

Holders of our common stock are entitled to receive dividends or other distributions as and when authorized by our Board of Directors and declared by us out of assets legally available for the payment of dividends. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any other class or series of our stock having liquidation preferences senior to our common stock, if any, the holders of our common stock will be entitled to share ratably in our remaining assets legally available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to the common stock. Holders of our Series A Common Stock generally have no appraisal rights under the MGCL as long as the shares are listed on a national securities exchange. All shares of our common stock have equal dividend and liquidation rights, except that the holders of Series B Common Stock are not entitled to receive any portion of Company assets in the event of the Company’s liquidation. The rights, powers, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock or any other class or series of stock that we may authorize and issue in the future and to the restrictions on ownership and transfer of our stock described below under the caption “Restrictions on Ownership and Transfer.”

Under the MGCL, a Maryland corporation generally cannot amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is advised by its Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by Maryland law, our charter provides that a merger, consolidation, share exchange, dissolution or sale of substantially all of our assets may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In addition, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Series D Preferred Stock

No Maturity, Sinking Fund or Mandatory Redemption

Our Series D Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. Shares of the Series D Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series D Preferred Stock.

Ranking

Our Series D Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

●	senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in the next two bullet points below;

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on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

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junior to all equity securities issued by us with terms specifically providing for ranking senior to the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (please see the section entitled “-Voting Rights” below); and

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effectively junior to all our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to any indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries.

Dividends

Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if authorized by the Board of Directors and declared by us, out of funds of the Company legally available for the payment of dividends, cumulative cash dividends at the rate of 9.375% of the $25.00 per share liquidation preference per annum (equivalent to $2.34375 per annum per share). Dividends on the Series D Preferred Stock are payable monthly on the 15th day of each month; provided that if any dividend payment date is not a business day, as defined in the Articles Supplementary establishing the terms of our Series D Preferred Stock, or the Articles Supplementary, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on the Series D Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series D Preferred Stock at the close of business on the applicable record date, which shall be the last day of the calendar month, whether or not a business day, immediately preceding the month in which the applicable dividend payment date falls. As a result, holders of shares of Series D Preferred Stock are not entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

No dividends on shares of Series D Preferred Stock shall be authorized by our Board of Directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series D Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are authorized by our Board of Directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears, and holders of the Series D Preferred Stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future distributions on our common stock and preferred stock, including the Series D Preferred Stock, will be at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements, applicable law and any other factors our Board of Directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.

Unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any class or series of preferred stock that we may issue ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) shall be declared and paid or declared and set apart for payment upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Nor shall any other distribution be declared and made upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Also, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except (x) by conversion into or exchange for our other stock that we may issue ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up and (y) for transfers, redemptions or purchases made pursuant to the ownership and transfer restrictions contained in our charter).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other class or series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other class or series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series D Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our stock we may issue ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our stock we may issue that ranks junior to the Series D Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our stock that we may issue ranking on a parity with the Series D Preferred Stock in the distribution of assets, then the holders of the Series D Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

We will use commercially reasonable efforts to provide written notice of any such liquidation, dissolution or winding up no fewer than 10 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption to the extent described below).

Redemption

The Series D Preferred Stock is not redeemable by us prior to June 15, 2026, except under circumstances intended to preserve our status as a real estate investment trust (“REIT”) for federal and/or state income tax purposes and except as described below under “-Special Optional Redemption.”

Optional Redemption

On and after June 15, 2026, we may, at our option, upon not less than 10 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

Special Optional Redemption

Upon the occurrence of a Change of Control, we may, at our option, upon not less than 10 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

A “Change of Control” is deemed to occur when, after the original issuance date of the Series D Preferred Stock, the following have occurred and are continuing:

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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

Redemption Procedures.

In the event we elect to redeem Series D Preferred Stock, the notice of redemption will be mailed to each holder of record of Series D Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records, not less than 10 days prior to the redemption date, and will state the following:

●	the redemption date;

●	the number of shares of Series D Preferred Stock to be redeemed;

●	the redemption price;

●	the place or places where certificates (if any) for the Series D Preferred Stock are to be surrendered for payment of the redemption price;

●	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

●	whether such redemption is being made pursuant to the provisions described above under “-Optional Redemption” or “-Special Optional Redemption”; and

●	if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control.

If less than all of the Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.

Holders of Series D Preferred Stock to be redeemed shall surrender the Series D Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series D Preferred Stock has been given and if we have irrevocably set apart the funds necessary for redemption in trust for the benefit of the holders of the shares of Series D Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series D Preferred Stock, those shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine that will not result in the automatic transfer of any shares of Series D Preferred Stock to a charitable trust pursuant to the ownership and transfer restrictions contained in our charter.

In connection with any redemption of Series D Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series D Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series D Preferred Stock to be redeemed.

No shares of Series D Preferred Stock shall be redeemed unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed. We shall not otherwise purchase or acquire directly or indirectly any shares of Series D Preferred Stock (except by exchanging it for our stock ranking junior to the Series D Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up); provided, however, that the foregoing shall not prevent the purchase by us of shares transferred to a charitable trust pursuant to the ownership and transfer restrictions contained in our charter or the purchase or acquisition by us of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

Subject to applicable law, we may purchase shares of Series D Preferred Stock in the open market, by tender or by private agreement. Any shares of Series D Preferred Stock that have been redeemed or otherwise acquired by us, will, after such redemption or acquisition, have the status of authorized but unissued shares of Series D Preferred Stock, until such shares are reclassified and designated by the Board of Directors in accordance with the provisions of our charter.

Voting Rights

Holders of the Series D Preferred Stock do not have any voting rights, except as set forth below.

On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will entitle the holder thereof to one vote. In instances described below where holders of Series D Preferred Stock vote with holders of any other class or series of our preferred stock as a single class on any matter, the Series D Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends) represented by their respective shares.

Whenever dividends on any shares of Series D Preferred Stock are in arrears for eighteen or more monthly dividend periods, whether or not consecutive, the number of directors constituting our Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and with which the Series D Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series D Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors (the “preferred stock directors”) at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series D Preferred Stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of those two preferred stock directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series D Preferred Stock for all past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In that case, the right of holders of the Series D Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, any preferred stock directors elected by holders of the Series D Preferred Stock shall immediately resign and the number of directors constituting the Board of Directors shall be reduced accordingly. In no event shall the holders of Series D Preferred Stock be entitled under these voting rights to elect a preferred stock director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of preferred stock directors elected by holders of the Series D Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of such directors) under these voting rights exceed two.

If a special meeting is not called by us within 30 days after request from the holders of Series D Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series D Preferred Stock may designate a holder to call the meeting at our expense and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting.

If, at any time when the voting rights conferred upon the Series D Preferred Stock are exercisable, any vacancy in the office of a preferred stock director shall occur, then such vacancy may be filled only by a written consent of the remaining preferred stock director, or if none remains in office, by the vote of the holders of record of the outstanding Series D Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of the preferred stock directors. Any preferred stock director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series D Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which classes or series of preferred stock are entitled to vote as a class with the Series D Preferred Stock in the election of the preferred stock directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series D Preferred Stock and any such other classes or series of preferred stock, and may not be removed by the holders of the common stock.

So long as any shares of Series D Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other classes or series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the number of authorized or issued shares of any class or series of stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) unless redeeming all Series D Preferred Stock in connection with such action, amend, alter or repeal any provision of our charter, including by way of a merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (b), so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Series D Preferred Stock and, provided further, that any increase in the number of the authorized shares of preferred stock, including the Series D Preferred Stock, or the creation or issuance of any additional shares of Series D Preferred Stock or other class or series of the preferred stock that we may issue, or any increase in the number of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Notwithstanding the above, if any Event set forth above materially and adversely affects any right, preference, privilege or voting power of the Series D Preferred Stock but not all series of parity preferred stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series D Preferred Stock and all such other similarly affected series outstanding at the time (voting together as a class), given in person or by proxy, either in writing or at a meeting, shall be required in lieu of the vote or consent that would otherwise be required as described the above.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Except as expressly stated in the charter, the Series D Preferred Stock do not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, we will use our best efforts to (i) make available on our corporate investor webpage, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders of Series D Preferred Stock. We will use our best efforts to post to our website, mail or otherwise provide the information to the holders of the Series D Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

No Conversion Rights

The Series D Preferred Stock is not convertible into our common stock or any other security.

No Preemptive Rights

No holders of the Series D Preferred Stock will, as holders of Series D Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Ownership and Transfer Restrictions

The Series D Preferred Stock is subject to the ownership and transfer restrictions in our charter. See “Restrictions on Ownership and Transfer.”

Change of Control

Provisions in our charter, including the Articles Supplementary establishing the terms of the Series D Preferred Stock, and bylaws may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt, which is opposed by management and the Board of Directors.

Power to Reclassify and Issue Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorizes us to issue the newly classified shares. Before authorizing the issuance of shares of any new class or series, our Board of Directors must set, subject to the provisions in our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded.

We believe that the power of our Board of Directors to authorize us to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the “Code”), to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock that are intended to, among other purposes, assist us in complying with these requirements and qualifying as a REIT. Subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our aggregate outstanding shares of common stock, which we refer to as the “common stock ownership limit,” or 9.8% in value of our aggregate outstanding shares of stock, which we refer to as the “aggregate stock ownership limit.” We refer to the common stock ownership limit and the aggregate stock ownership limit, collectively, as the “ownership limit.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our aggregate outstanding shares of common stock or 9.8% of our aggregate outstanding shares of stock, or the acquisition of an interest in an entity that owns our stock, could, nevertheless, cause the acquirer or another individual or entity to own our stock in excess of the ownership limit.

Our Board of Directors may, upon receipt of such representations and undertakings reasonably necessary to make such a determination, and in its sole discretion, prospectively or retroactively, establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our Board of Directors may, but is not required to, require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to our Board of Directors in its sole discretion, as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

Our Board of Directors may increase the ownership limit from time to time.

Our charter also prohibits:

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any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

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subject to certain exceptions relating to transactions through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system, any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of our stock, and any person who is the intended transferee of shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, must give immediate written notice of such an event or, in the case of a proposed or attempted transfer, give at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter relating to the restrictions on ownership and transfer of our stock will not apply if the Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT and, upon receipt of a recommendation to that effect from the Board of Directors, the holders of shares of common stock, by a vote of a majority of the votes entitled to be cast on the matter, determine that we shall revoke or otherwise terminate our REIT election. The holders of shares of common stock, upon receipt of a recommendation from the Board of Directors, may also determine that compliance with any of the restrictions set forth above is no longer required in order for us to qualify as a REIT and cause us to amend the charter to remove any such restriction or limitation.

Any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock that, if effective, would result in a violation of the ownership limit (or other limit established by our charter or our Board of Directors), our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded to the nearest whole share) to be transferred automatically to a trust for the benefit of a charitable beneficiary, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. If the transfer to the trust as described above would not be effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer that, if effective, would have resulted in a violation of the ownership limit (or other limit established by our charter or our Board of Directors), our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT will be null and void.

Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to a trustee as described above must be repaid by the recipient to the trustee upon demand and any dividend or other distribution authorized but unpaid must be paid when due to the trustee. Subject to Maryland law, effective as of the date that the shares have been transferred to the trustee, the trustee will have the authority, at the trustee’s sole discretion, (i) to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trustee and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person, designated by the trustee who would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our charter. Upon such sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

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the price paid by the proposed transferee for the shares (or, if the proposed transferee did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the market price (as such term is defined in the charter) of the shares on the day of the event that resulted in the transfer of such shares to the trust); and

●	the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

Any net proceeds in excess of the amount payable to the proposed transferee must be immediately paid to the charitable beneficiary. If the shares are sold by the proposed transferee before we discover that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

●	the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

●	the market price on the date we accept, or our designee accepts, such offer.

We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

Every person who beneficially owns more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the aggregate stock ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must disclose to us in writing such information as we may request, in good faith, in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority and to ensure compliance with the aggregate stock ownership limit.

If our Board of Directors authorizes any of our shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Series A Warrants

Book Entry

The Series A Warrants shall initially be issued and maintained in the form of a security held in book-entry form and the Depository Trust Company or its nominee shall initially be the sole registered holder of the Series A Warrants, subject to a Holder’s right to elect to receive a warrant in certificated form pursuant to the terms of the warrant agent agreement, in which case this sentence shall not apply.

Exercisability

One Series A Warrant entitles its registered holder to purchase one share of our Series A Common Stock at the exercise price then in effect. The Series A Warrants are exercisable immediately upon issuance.

As Series A Warrants are exercised, the warrant agent will deliver the shares of our Series A Common Stock issued upon exercise of the Series A Warrants to stockholders and forward the proceeds from the warrant exercises to us.

A holder (together with its affiliates) may not exercise any portion of the Series A Warrant to the extent that the holder would beneficially or constructively own either a total number of shares of (i) Series A Common Stock in excess of the common stock ownership limit or (ii) capital stock in excess of the aggregate stock ownership limit, or otherwise cause the Company to fail to qualify as a REIT, unless our Board of Directors has, in its sole discretion, granted the holder a waiver from the stock ownership limitations set forth in our charter. For more information, please see “Restrictions on Ownership and Transfer” above. No fractional shares of Series A Common Stock will be issued in connection with the exercise of a Series A Warrant. In lieu of fractional shares, we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the Series A Warrants or round up to the next whole share.

Exercise Price and Adjustments

The Series A Warrants have an exercise price of $70.00 per share. The Series A Warrants provide for adjustments to the exercise price of the Series A Warrants following a number of corporate events, including if the Company: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Series A Common Stock or any other equity or equity equivalent securities payable in shares of Series A Common Stock (which, for avoidance of doubt, shall not include any warrants or shares of Series A Common Stock issued by the Company upon exercise of the warrants), (ii) subdivides outstanding shares of Series A Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Series A Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Series A Common Stock any shares of capital stock of the Company. Any adjustment made to the exercise price of the Series A Warrants or the number of shares of common stock for which the Series A Warrants are exercisable following a corporate event in accordance with these provisions may not fully compensate warrant holders for the value they would have received if they held the common stock underlying the Series A Warrants at the time of the event.

If at the time of exercise of the warrant there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the shares issuable upon exercise of the Series A Warrants, the warrant may also be exercised in whole or in part by means of a “cashless exercise” as set forth in the warrant.

If on the termination date of the warrant, the warrant has not been fully exercised the holder shall be issued one-hundredth (1/100th) of one share of Series A Common Stock, with any fractional shares rounded down to the nearest whole share.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Series A Warrants and generally including any reorganization, recapitalization or reclassification of our Series A Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Series A Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Series A Warrants will be entitled to receive upon exercise of the Series A Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A Warrants immediately prior to such fundamental transaction.

Manner of Exercise

The Series A Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to the Company or warrant agent a duly executed exercise notice and within the earlier of: (i) two Trading Days (as defined in the form of Series A Warrant); or (ii) the number of trading days comprising the standard settlement period of the market or exchange on which the Company’s common stock is listed or quoted for trading, the payment in full for the number of shares of our common stock purchased upon such exercise by wire transfer or cashier’s check.

Transferability of Warrants

The Series A Warrants shall initially be issued and maintained in the form of a security held in book-entry form and the Depository Trust Company or its nominee shall initially be the sole registered holder of the warrants, subject to a holder’s right to elect to receive a warrant in certificated form pursuant to the terms of the warrant agent agreement, in which case this sentence shall not apply.

Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Series A Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Rights as a Stockholder

Until warrant holders acquire shares of our common stock upon exercise of the Series A Warrants, warrant holders will have no rights with respect to the shares of our common stock underlying such warrants. Upon the acquisition of shares of our common stock upon exercise of the Series A Warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date for the matter occurs after the exercise date of the Series A Warrants.

Exchange Listing

Our Series A Common Stock, Series D Preferred Stock and Series A Warrants are listed on The Nasdaq Capital Market under the symbols “SQFT”, “SQFTP” and “SQFTW”, respectively.

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for our common and preferred stock and warrant agent for our Series A Warrants is Direct Transfer, LLC.

Election and Removal of Directors

In accordance with the terms of our charter, our Board of Directors is divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible with each class serving staggered three-year terms. Our charter and bylaws provide that the number of our directors may be established by a majority of our entire Board of Directors but may not be fewer than six nor more than eleven, unless approved by stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Directors are elected by a plurality of all the votes cast in the election of directors. Under our charter, voting for the election of directors will be cumulative if, prior to commencement of the voting, a stockholder gives us notice of his, her or its intention to cumulate votes. If any stockholder gives such a notice, then every stockholder will be entitled to such rights, in which case, each stockholder may cumulate his, her or its total votes and cast all of his, her or its votes for any one or a combination of director nominees. In cumulative voting, the total votes entitled to be cast by a stockholder equals the number of director nominees multiplied by the number of shares of common stock that such stockholder is entitled to vote.

Our charter provides that any vacancy on our Board of Directors may be filled by the affirmative vote of a majority of the Board of Directors, even if the remaining directors do not constitute a quorum of the Board of Directors, and any vacancy created by the removal of a director may be filled only by the vote of the holders of a majority of our shares of common stock. Any director elected to fill a vacancy will serve until the next annual meeting of the stockholders and until his or her successor is elected and qualifies.

Our charter provides that any director or the entire Board of Directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of our shares of common stock, except that, no director may be removed when the votes cast against the removal would be sufficient to elect the director if voted cumulatively in accordance with our charter.

Amendment to Charter and Bylaws

Except as described herein and as provided in the MGCL, amendments to our charter must be advised by our Board of Directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our bylaws may be amended by our Board of Directors or by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter by stockholders entitled to vote generally in the election of directors. Our Board of Directors may not amend provisions of bylaws that would change any rights with respect to any outstanding class of common stock by reducing the amount payable thereon upon our liquidation, or diminishing or eliminating any voting rights pertaining thereto, unless such amendment was also approved by two-thirds of the outstanding shares of such class. In addition, our Board of Directors may adopt a bylaw or an amendment to a bylaw changing the authorized number of directors only for the purpose of fixing our exact number of directors. Any change to the bylaws made by the stockholders may not be altered by the directors prior to the next annual meeting of stockholders.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

●	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

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an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the MGCL if the corporation’s Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board of Directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the corporation’s Board of Directors and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our Board of Directors has by resolution exempted business combinations between us and any other person, provided that the business combination is first approved by our Board of Directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and any other person if the Board of Directors has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that our Board of Directors will not amend or repeal this resolution in the future.

Control Share Acquisitions

The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

Control shares do not include shares the acquirer is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its Board of Directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

●	a classified Board of Directors;

●	a two-thirds vote requirement for removing a director;

●	a requirement that the number of directors be fixed only by vote of the Board of Directors;

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a requirement that a vacancy on the Board of Directors be filled only by a vote of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

●	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

The Company elected to be subject to the classified board provisions of Subtitle 8. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our Board of Directors the exclusive power to fix the number of directors and (2) require, unless called by our Chairman, our Chief Executive Officer, our President or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would increase the vote required to remove a director without stockholder approval.

Special Meetings of Stockholders

Pursuant to our bylaws, our Chairman, our Chief Executive Officer, our President or our Board of Directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.

Stockholder Action by Written Consent

The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter. Our charter and our bylaws provide that stockholder action may be taken without a meeting if a consent, setting forth the action so taken, is given by stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting.

Advance Notice of Director Nomination and New Business

Our bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by any stockholder who was a stockholder of record at the record date set by the Board of Directors for determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other proposed business and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date the proxy statement for the preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our Board of Directors, (2) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with our bylaws or (3) if the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the Board of Directors for determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting and not later than the later of the close of business on the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our Board of Directors to be elected at the meeting.

A stockholder’s notice must contain certain information specified by our bylaws.

Effect of Certain Provisions of Maryland Law and our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed under the caption “Restrictions on Ownership and Transfer” prevent any person from acquiring more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding shares of common stock or 9.8% in value of our outstanding shares of stock without the approval of our Board of Directors. These provisions as well as the business combination provisions of the MGCL may delay, defer or prevent a change in control of us.

Further, our Board of Directors has the power to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock, and to authorize us to issue the newly classified shares, as discussed under the captions “Common Stock” and “Power to Reclassify and Issue Stock,” and could authorize the issuance of shares of a class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our Board of Directors to classify or reclassify unissued shares of our preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

Our charter and bylaws also provide that the number of directors may be established only by a majority of our entire Board of Directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “Special Meetings of Stockholders” and “Advance Notice of Director Nomination and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to ensure the continuity and stability of our business strategies and policies as determined by our Board of Directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our Board of Directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits us to include a provision in our charter limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●

any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

We have entered into an indemnification agreement with each of our directors and executive officers that provides for indemnification to the maximum extent permitted by Maryland law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or executive officers, we have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.